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                                                                    EXHIBIT 3.40


                            ARTICLES OF INCORPORATION
                                       OF
                    HERBALIFE INTERNATIONAL (THAILAND), LTD.


      ONE: The name of this corporation is Herbalife International (Thailand), Ltd.

      TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

      THREE: The name and address of this corporation's initial agent for service of process is:

             Patti Berman
             9800 La Cienega Boulevard, 13th Floor
             Inglewood, California  90301

      FOUR: This corporation is authorized to issue one class of shares of stock; the total number of said shares is 1,000.

      FIVE: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

      SIX: This corporation is authorized to indemnify the directors and officers of this corporation to the fullest extent permissible under California law.

      Dated: November 9, 1995.

                                                       /s/ S. A. Morgan
                                         ---------------------------------------
                                                  S. A. Morgan, Incorporator